Exhibit 10.1

AMENDMENT NUMBER ONE
TO
EMPLOYMENT AGREEMENT OF DONALD J. FREED

This Amendment Number One is made this 15th day of February 2006, by and between Competitive Technologies, Inc., a Delaware corporation (the “Company”) and Donald J. Freed (“Executive”).

RECITALS

A. The Company and the Executive are parties to that certain Employment Agreement dated as of October 1, 2005 (the “Employment Agreement”).

B. The Company and the Executive wish to amend the Employment Agreement to make certain changes to the Employment Agreement for purposes of complying with section 409A of the Internal Revenue Code of 1986, as amended.

AGREEMENT

NOW THEREFORE the parties hereby agree as follows:

1. Section 6(k) of the Employment Agreement is amended by adding to the end thereof the following additional language:

“The amounts described in clause (i) above shall be paid according to the Company’s regular payroll schedule applicable to Executive.”

2. Section 6(l) of the Employment Agreement is amended by adding to the end thereof the following additional language:

“The amounts described in clause (i) above shall be paid according to the Company’s regular payroll schedule applicable to Executive.”

3. Section 6 of the Employment Agreement is amended by adding to the end thereof the following new subsection (o):

“(o) Six-Month Delay in Payment. Notwithstanding anything contained herein to the contrary, in the event that payment of any Severance Benefit or Change in Control Benefit hereunder is subject to section 409A(2)(b)(i) of the Internal Revenue Code of 1986, as amended, or any successor provision thereto (the “Code”), and if Executive is a “Specified Employee”, then payment of such benefit shall be made no earlier than 6 months after Executive’s termination of employment by accumulating all payments which would otherwise be payable during the first six (6) months following the termination of employment and shall instead be paid on the date that immediately follows the end of such six-month period, or as soon as administratively practicable thereafter. Any payments which would otherwise have been made after the end of such six-month period, shall be paid at the time provided for herein. For purposes of this section, a “Specified Employee” is a key employee as defined in section 416(i) of the Code (without regard to paragraph (5) thereof), for purposes of the top-heavy provisions applicable to tax-qualified plans.

4. The Employment Agreement is amended by adding to the end thereof the following new Section 21:

“21. Section 409A Compliance. To the extent applicable, it is intended that this Agreement comply with the provisions of section 409A of the Code. The Agreement shall be administered in a manner consistent with this intent, and, if either party determines that any provision would cause the Agreement to fail to satisfy section 409A of the Code, the parties shall cooperate in preparing an amendment to comply with section 409A of the Code (which amendment may be retroactive to the extent permitted under section 409A of the Code).”

5. This Amendment Number One is effective as of the original date of the Employment Agreement, October 1, 2005.

6. Except as above amended, the Employment Agreement shall remain in full force and effect.

IN WITNESS WHEREOF the parties hereto have executed this instrument on the day and year first above stated.

EXECUTIVE /s/ Donald J. Freed Donald J. Freed, Ph.D.	COMPETITIVE TECHNOLOGIES, INC. By: /s/ Richard E. Carver Richard E. Carver, Chairman of the Board